Exhibit 10.7

.EMPLOYMENT AGREEMENT

 THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 30th day of October, 2014, by and between Scott Coward (“Employee”) and Exact Sciences Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ Employee as its Senior Vice President and General Counsel, and Employee desires to accept such employment pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Employment.  The Company hereby agrees to employ Employee as the Company’s Senior Vice President and General Counsel and Employee hereby agrees to serve the Company in such position, subject to the terms and provisions of this Agreement subject to the authority and direction of the Board of Directors of the Company or its designee.  Employee agrees (a) to devote his full-time professional efforts, attention and energies to the business of the Company, (b) that he shall owe an undivided duty of loyalty to the Company, and (c) that he shall faithfully and to the best of his ability perform his duties hereunder.  Employee may serve as a director or committee member of other corporations, charitable organizations and trade associations (provided that the Company is notified in advance of all such positions) and may otherwise engage in charitable and community activities, deliver lectures and fulfill speaking engagements (with the prior approval of the CEO), and manage personal investments, but only if such services and activities do not interfere with the performance of his duties and responsibilities under this Agreement.

2. Term of Employment. Employee’s employment (the “Employment Term”) will commence on January 1, 2015 and continue until terminated as provided in Section 6 below.
3. Compensation. During the Employment Term, Employee shall receive the following compensation.

3.1 Base Salary. Employee’s annual base salary on the date of this Agreement is three hundred and fifty thousand dollars ($350,000), payable in accordance with the normal payroll practices of the Company (“Base Salary”).  Employee’s Base Salary will be subject to annual review by the Chief Executive Officer (“CEO”), the Compensation Committee and the Board of Directors of the Company.  During the Employment Term, on each anniversary date of this Agreement, the Company shall review the Base Salary amount to determine any modifications.  In no event shall the Base Salary be less than the Base Salary amount for the immediately preceding twelve (12) month period other than as permitted in Section 6.1(c) hereunder.

3.2 Annual Bonus Compensation.  Employee shall be eligible to be considered for an annual, discretionary cash bonus each calendar year during the Employment Term.  Employee’s target annual bonus percentage for each calendar year shall be forty percent (40%) of his Base Salary as of January 1 of the applicable new calendar year.  Employee acknowledges and agrees that any such annual bonus shall be entirely within the discretion of the CEO and the Compensation Committee based upon the achievement of goals (including without limitation corporate and individual goals) and other discretionary factors as determined by the Board and/or the Compensation Committee after consultation with the CEO.  Except as otherwise provided in the discretion of the Compensation Committee, Employee shall not be eligible to be considered for, or to receive, an annual bonus for any calendar year unless he remains employed with the Company through December 31 of the applicable calendar year.  If Employee is terminated with Cause (as defined below) or resigns without Good Reason (as defined below), he shall not be entitled to receive any annual bonus, even if a determination to award the Employee an annual bonus has previously been made but such annual bonus has not yet paid.  Subject to the preceding sentence, if an annual bonus is awarded to Employee, it shall be paid no later than March 15 following the end of the calendar year for which it was awarded.

3.3 Equity Incentives.
(a)

The Board of Directors, upon the recommendation of the Compensation Committee, or the Compensation Committee, may grant Employee from time to time options to purchase shares of the Company’s common stock, and/or other equity awards including without limitation restricted stock, both as a reward for past individual and corporate performance, and as an incentive for future performance.  Such options and/or other awards, if awarded, will be pursuant to the Company’s then current equity incentive plan.

(b)

Effective January 1, 2015, Employee will receive an initial grant of seventy-five thousand (75,000) restricted stock units (“RSUs”) to be settled in shares of the Company’s common stock pursuant to the Company’s stock option plan upon commencement of employment. Twenty-five percent (25%) of the shares underlying the RSUs shall vest on the first anniversary of the date of grant and the balance shall vest on a ratable quarterly basis over a three-year period commencing on the first anniversary of the grant date, subject to the acceleration of vesting (i) as described in Section 6.3 hereof, (ii) as described in Section 7.1(d) and 7.2(b) hereof, and (iii) as may be set forth in the grant agreements issued by the Company, as amended, provided, that in the event of a conflict between any grant agreement and this Agreement this Agreement shall control.

4. Benefits.

4.1 Benefits. Employee will be entitled to participate in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement, and other benefit programs that are generally provided to employees of the Company similarly situated, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

4.2 Vacation and Personal Time. The Company will provide Employee with four (4) weeks of paid vacation and other personal time off each calendar year Employee is employed by the Company, in accordance with Company policy. The foregoing vacation and personal time off days shall be in addition to standard paid holiday days for employees of the Company.

4.3 Indemnification. To the fullest extent permitted by applicable law or the Company’s articles of incorporation and bylaws the Company will, during and after termination of employment, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates as deemed under the Securities Exchange Act of 1934 (“Affiliates”) or a fiduciary of any of their benefit plans, other than actions by the Company against Employee alleging breach of this Agreement by Employee.

4.4 Liability Insurance. Both during and after termination (for any reason) of Employee’s employment, the Company shall cause Employee to be covered under a directors and officers’ liability insurance policy for his acts (or non-acts) as an officer of the Company or any of its Affiliates.  Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after the Employee’s employment terminates) at least as favorable to the Employee as policies covering the Company’s other executive officers.

4.5 Relocation Stipend. Company shall pay Employee Seventy Thousand Dollars ($70,000), grossed-up at a mutually agreed assumed tax rate of Forty Percent (40%) for a total payment of Ninety-Eight Thousand Dollars ($98,000) (the “Relocation Payment”), to reimburse Employee for Employee’s relocation expenses associated with his move to Wisconsin in connection with his employment by the Company.  The Relocation Payment will be paid on January 15, 2015.  If Employee incurs actual, reasonable and customary relocation  expenses during the first year of his employment that exceed Seventy Thousand Dollars ($70,000) (for items such as real estate commissions and other closing costs relating to the sale of Employee’s current house, payment for moving Employee’s household goods to Wisconsin, including packing, unpacking, and insurance, storage of Employee’s household goods for a maximum of six (6) months while Employee and his family are in temporary housing, and the cost of moving up to two vehicles) (“Excess Relocation Expenses”), he may provide the CEO with documentation of such Excess Relocation Expenses, and the CEO may elect, in his discretion, to reimburse Employee for all or part of such Excess Relocation Expenses.  In addition to the Relocation Payment and Excess Relocation Expenses, Company will reimburse Employee for the reasonable cost of temporary housing in Wisconsin and reasonable occasional travel back to Employee’s current house for up to six (6) months and will reimburse Employee for the reasonable expenses associated with two (2) house-hunting trips by Employee and his spouse.  Reimbursement of such costs and expenses will be made upon the request of the Employee, subject to Employee’s providing reasonable documentation of the reimbursable costs and expenses.  Employee agrees that if Employee terminates his employment with the Company without Good Reason (as defined below) at any time before January 1, 2016, Employee shall repay all payments made to him pursuant to this Section 4.5 (including without limitation the Relocation Payment) within thirty (30) days of the effective date of his termination.  Employee further agrees that if Employee fails to relocate his primary residence to Wisconsin by September 1, 2016, he shall, on September 2, 2016, repay the Relocation Payment.  Any taxes payable with respect to the payments made by the Company to Employee pursuant to this Section 4.5, including without limitation the Relocation Payment, shall be the sole responsibility of Employee, and the Company will follow federal, state and local tax regulations with regard to the reporting such payments.

5. Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with the policies of the Company, the Company will reimburse Employee for any reasonable and necessary out-of-pocket expenses incurred by Employee in the furtherance of the business of the Company.  Reimbursable expenses shall include, but shall not be limited to, Bar licensure and registration fees and reasonable expenses associated with continuing legal education.

6. Termination.

6.1 By Employee.
(a)

Without Good Reason.  Employee may terminate his employment pursuant to this Agreement at any time without Good Reason (as defined below) with at least thirty (30) business days’ written notice (the “Employee Notice Period”) to the Company.  Upon termination by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee’s duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period.

(b)

With Good Reason.  Employee may terminate his employment pursuant to this Agreement with Good Reason (as defined below) at any time within (i) ninety (90) days after the occurrence of an event constituting Good Reason or (ii) seven (7) months after the occurrence of an event constituting Good Reason if such event arises from or relates to a Change of Control.

(c)

Good Reason.  “Good Reason” shall mean any of the following:  (i) Employee’s Base Salary is reduced (x) in a manner that is not applied proportionately to other senior executive officers of the Company or (y) by more than thirty percent (30%) of Employee’s then current Base Salary; (ii) Employee’s duties, authority or responsibilities are materially reduced or are materially inconsistent with the scope of authority, duties and responsibilities of Employee’s position; (iii) the occurrence of an uncured (after a thirty (30) day notice-and-cure period) material breach by the Company of any of its obligations to Employee under this Agreement, or (iv) the Company materially violates or continues to materially violate any law or regulation contrary to the written advice of Employee and the Company’s outside counsel to the Board of Directors and the Company fails to rectify such violation within thirty (30) days of the written advice that such violations are taking place.

6.2 By the Company.
(a)	With Cause. The Company may terminate Employee’s employment pursuant to this Agreement for Cause, as defined below, immediately upon written notice to Employee.
(b)	“Cause” shall mean any of the following:
(i)	any willful failure or refusal to perform the Employee’s duties which continues for more than three (3) days after written notice from the Company;

(ii)any willful failure or refusal to follow or comply with any Company policy, rule or procedure which continues for more than three (3) days after written notice from the Company;

(iii)the commission of any fraud or embezzlement by the Employee in connection with the Employee's duties or committed in the course of Employee’s employment;

(iv)any gross negligence or willful misconduct of the Employee with regard to the Company or any of its subsidiaries resulting in a material economic loss to the Company;

(v)a conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude;

(vi)the Employee is convicted of a misdemeanor the circumstances of which involve fraud, dishonesty or moral turpitude and which is substantially related to the circumstances of Employee’s job with the Company;

(vii)any willful and material violation by the Employee of any statutory or common law duty of loyalty to the Company or any of its subsidiaries resulting in a material economic loss; or

(viii)any material breach by the Employee of this Agreement or any of the agreements referenced in Section 8 of this Agreement.

(c)

Without Cause.  Subject to Section 7.1, the Company may terminate Employee’s employment pursuant to this Agreement without Cause upon at least thirty days’ written notice (“Company Notice Period”) to Employee.  Upon any termination by the Company under this Section 6.2(c), the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee’s duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period.

6.3 Death or Disability.  Notwithstanding Section 2, in the event of the death or disability of Employee during the Employment Term, (i) Employee’s employment and this Agreement shall immediately and automatically terminate, (ii) the Company shall pay Employee (or in the case of death, employee’s designated beneficiary) Base Salary and accrued but unpaid bonuses, in each case up to the date of termination, and (iii) all equity awards granted to Employee, whether stock options or stock purchase rights under the Company’s equity compensation plan, or other equity awards, that are unvested at the time of termination shall immediately become fully vested and exercisable upon such termination. Neither Employee, his beneficiary nor estate shall be entitled to any severance benefits set forth in Section 7 if terminated pursuant to this section. In the event of the disability of Employee, the parties agree to comply with applicable federal and state law.

6.4 Survival. The Confidential Information Agreement described in Section 8 hereof and attached hereto as Schedule A shall survive the termination of this Agreement.
7. Severance and Other Rights Relating to Termination and Change of Control.

7.1 Termination of Agreement Pursuant to Section 6.l(b) or 6.2(c). If the Employee terminates his employment for Good Reason pursuant to Section 6.1(b), or the Company terminates Employee’s employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, the Company will provide Employee the following payments and other benefits:

(a)

(i) salary continuation for a period of twelve (12) months at Employee’s then current Base Salary, which shall commence on the first payroll date which is on or immediately follows the 30th day following the termination of Employee’s employment, (ii) any accrued but unpaid Base Salary as of the termination date; and (iii) any earned, awarded and accrued, but unpaid, bonus as of the termination date, all on the same terms and at the same times as would have applied had Employee’s employment not terminated.

(b)

If Employee elects COBRA coverage for family health and/or dental insurance in a timely manner, the Company shall pay the monthly premium payments for such timely elected coverage (consistent with what was in place for Employee and his family at the date of termination) when each premium is due until the earlier of: (i) (12) twelve months from the date of termination; (ii) the date Employee obtains new employment which offers health and/or dental insurance that is reasonably comparable to that offered by the Company; or (iii) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, health and dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent Employee timely pays the premium payments herself.

(c)	Within thirty (30) days of the effective date of termination, the Company shall pay Employee Ten Thousand Dollars ($10,000) towards the cost of an outplacement consulting package for Employee.
(d)

The time-vesting period of the then unvested equity awards granted to Employee, whether stock options, restricted stock or stock purchase rights under the Company’s equity compensation plan, or other equity awards, shall immediately accelerate by a period of 12 months upon such termination or resignation. Employee will be entitled to exercise such equity awards in accordance with Section 7.6.

7.2 Change of Control. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (defined in Section 7.2(a) below). The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other similarly-situated companies.  Therefore, in order to accomplish these objectives, the Board has caused the Company to include the provisions set forth in this Section 7.2.

(a)

Change of Control.  “Change of Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any 12-month period, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)

Acceleration of Vesting of Equity Awards.  If (i) within twelve (12) months after a Change in Control, the Company (or a successor) terminates the Employee without Cause or Employee terminates for Good Reason, (ii) within four (4) months after the Company terminates the Employee without Cause or Employee terminates for Good Reason, a Change in Control occurs, or (iii) Employee remains employed by the Company (or any successor) at least six (6) months following a Change of Control, then one hundred percent (100%) of the then unvested equity awards granted to Employee, whether stock options, restricted stock, restricted stock units or stock purchase rights under the Company’s equity compensation plan, or other equity awards, shall immediately become fully vested and exercisable, notwithstanding anything contained herein or in any of Employee’s equity grant agreements to the contrary (including any provision that would otherwise result in a termination of such award).  Subject to this Section 7.2(b), Employee will be entitled to exercise such vested equity awards in accordance with the applicable grant agreements.

7.3 Conditions Precedent. The Company’s obligations to Employee described in Sections 7.1 and 7.2 are contingent on Employee’s delivery to the Company of a signed waiver and release in a form reasonably satisfactory to the Company of all claims he may have against the Company, and his not revoking such release within 21 days after his date of termination.  Moreover, the Employee’s rights to receive ongoing payments and benefits pursuant to Sections 7.1 and 7.2 (including, without limitation, the right to ongoing payments under the Company’s equity plans) are conditioned on the Employee’s ongoing compliance with his obligations as described in Section 8 hereof.  Any cessation by the Company of any such payments and benefits shall be in addition to, and not in lieu of, any and all other remedies available to the Company for Employee’s breach of his obligations described in Section 8 hereof.

7.4 No Severance Benefits. Employee is not entitled to any severance benefits if this Agreement is terminated pursuant to Sections 6.1(a) or 6.2(a) of this Agreement; provided however, Employee shall be entitled to (i) Base Salary prorated through the effective date of such termination; and (ii) medical coverage and other benefits required by law and plans (as provided in Section 7.5, below).

7.5 Benefits Required by Law and Plans: Vacation Time Pay. In the event of the termination of Employee’s employment, Employee will be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company, its subsidiaries and Affiliates.

7.6 Exercise Period of Equity Awards after Termination. Unless it would subject the Employee to adverse tax consequences under Section 885 of the American Jobs Creation Act of 2004, Pub. Law No. 108-357, 118 Stat. 1418 (the Act), which added § 409A to the Internal Revenue Code, notwithstanding anything contained herein or in the equity grant agreements to the contrary, in the event of the termination of Employee’s employment with the Company, Employee's vested equity awards shall be open for exercise until the earlier of (i) two (2) years from the date of termination or (ii) the latest date on which those equity awards expire or are eligible to be exercised under the grant agreements, determined without regard to such termination or resignation; provided further that such extended exercise period shall not apply in the event the Employee resigns without Good Reason or is terminated by the Company for Cause, in which case, the exercise periods shall continue to be governed by the terms of the grant agreements.

7.7409A Compliance.  Notwithstanding anything in this Section 7 to the contrary, to the extent that any payments under this Section 7 are considered deferred compensation subject to Section 409A of the Internal Revenue Code, such payments shall not be paid for six months following the Employee’s separation from service (if, and only to the extent, applicable and required for compliance with Section 409A).  To the extent that any payment is delayed pursuant to this subsection, it shall be paid on the first day after the end of such required period.

8. Restrictions.

8.1 The Confidential Information Agreement.  Employee will enter into and comply with the terms of the Employee Confidentiality and Assignment Agreement in substantially the form attached hereto as Exhibit A (the “Confidential Information Agreement”).

8.2 Solicitation/Diversion of Business. In consideration for all of the payments and benefits that may become due to Employee under this Agreement, Employee agrees that during Employee’s employment by the Company and for a period of twelve (12) months after termination of his employment for any reason, he will not, directly or indirectly, without the Company’s prior written consent, solicit or divert the business of any Restricted Customer by offering competitive products or services to such Restricted Customer to the detriment of the Company.

8.3 Additional Definitions.
(a)	“Customer” means any individual or entity for which the Company has provided services or products.
(b)	“Restricted Customer” means any Customer with whom/which (i) Employee had contact on behalf of the Company during the twelve (12) months preceding the end, for whatever reason, of his employment, or (ii) one of Employee’s direct reports had contact during the twelve (12) months preceding the end of Employee’s employment, if the Employee was exposed to any confidential information regarding such Customer during such period.

8.4 Restrictions Are Necessary.  Employee acknowledges that reasonable restrictions on solicitation and diversion of business are necessary to protect the interests of the Company. Employee also acknowledges that the Company has provided and will provide to him certain confidential information that it would not otherwise provide because he has agreed not to solicit or divert the business of the Company as set forth in this Agreement.

8.5 Restrictions Against Solicitations.  Employee further covenants and agrees that during Employee’s employment by the Company and for a period of twelve (12) months following the termination of his employment with the Company for any reason, he will not, except with the prior consent of the Company's Chief Executive Officer, directly or indirectly, solicit or encourage any person who is an employee of the Company to terminate his or her employment with the Company.

8.6 Affiliates. For purposes of this Section 8, the term “Company” will be deemed to include the Company and its Affiliates.

8.7 Ability to Obtain Other Employment.  Employee hereby represents that his experience and capabilities are such that in the event his employment with the Company is terminated, he will be able to obtain employment if he so chooses during the twelve-month period following the termination of employment described above without violating the terms of this Agreement, and that the enforcement of this Agreement by injunction, as described below, will not prevent him from becoming so employed.  To assist Employee in obtaining subsequent employment, the Company agrees to respond within three (3) business days to any request of Employee as to whether a new position would be viewed by the Company as violation of the restrictions in this Agreement.

8.8 Injunctive Relief.  Employee understands and agrees that if he violates any provision of this Section 8 or the Confidential Information Agreement, then in any suit that the Company may bring for that violation, an order may be made enjoining him from such violation, and an order to that effect may be made pending litigation or as a final determination of the litigation. Employee further agrees that the Company’s application for an injunction will be without prejudice to any other right of action that may accrue to the Company by reason of the breach of this Section 8 or the Confidential Information Agreement.

8.9 Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Section 8 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.10 Section 8 Survives Termination.  The provisions of this Section 8 will survive termination of this Agreement and the termination of the Employee’s employment.  Employee understands that his obligations under this Section 8 will continue in accordance with its express terms regardless of any changes in title, position, duties, salary, compensation or benefits or other terms and conditions of employment.  The Company will have the right to assign Employee’s obligations under this Section 8 to its affiliates, successors and assigns.  Employee expressly consents to be bound by the provisions of this Section 8 for the benefit of the Company or any parent, subsidiary or affiliate to whose employ Employee may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

9. Arbitration.  Unless other arrangements are agreed to by Employee and the Company, any disputes arising under or in connection with this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to the Agreement for Arbitration Procedure of Certain Employment Disputes attached as Exhibit B hereof.

10. Assignments: Transfers: Effect of Merger.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.  This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.  The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder in a writing promptly delivered to the Employee.  This Agreement will inure to the benefit of, and be enforceable by or against, Employee or Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees.  None of Employee’s rights or obligations under this Agreement may be assigned or transferred by Employee other than Employee’s rights to compensation and benefits, which may be transferred only by will or operation of law.  If Employee should die while any amounts or benefits have been accrued by Employee but not yet paid as of the date of Employee's death and which would be payable to Employee hereunder had Employee continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Employee to receive such amounts or, if no such person is so appointed, to Employee’s estate.

11. No Set-off. No Mitigation Required. Except as expressly provided otherwise in this Agreement, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event will Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Employee obtains other employment

12. Taxes. The Company shall have the right to deduct from any payments made pursuant to this Agreement any and all federal, state, and local taxes or other amounts required by law to be withheld.

13. 409A Compliance.  The intent of Employee and the Company is that the severance and other benefits payable to Employee under this Agreement not be deemed “deferred compensation” under, or otherwise fail to comply with, Section 409A of the Internal Revenue Code.  Employee and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of penalties or additional taxes under Section 409A of the Internal Revenue Code; provided, however, any such amendment will provide Employee substantially equivalent economic payments and benefits as set forth herein and will not in the aggregate, materially increase the cost to, or liability of, the Company hereunder.

14. Miscellaneous.  No amendment, modification or waiver of any provisions of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the party against whom it is sought to be enforced.  This Agreement contains the entire Agreement that exists between Employee and the Company with respect to the subjects herein contained and replaces and supersedes all prior agreements, oral or written, between the Company and Employee with respect to the subjects herein contained. Nothing herein shall affect any terms in the Confidential Information Agreement, the Agreement for Arbitration Procedure of Certain Employment Disputes, and any stock plans or agreements between Employee and the Company now and hereafter in effect from time to time (except as and to the extent expressly provided herein).  If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect. Each section is intended to be a severable and independent section within this Agreement.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.  This Agreement is made in the State of Wisconsin and shall be governed by and construed in accordance with the laws of said State.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier, or on the third business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed to the address set forth below each party's signature.  Any party may change its address by furnishing notice of its new address to the other party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

The parties hereto have executed this Employment Agreement as of the date first written above.

/s/ Scott CowardScott Coward (“Employee”)

Notice Address:

____________________

____________________

Exact Sciences Corporation (“Company”)

By:  /s/ Kevin T. Conroy

    Kevin T. Conroy

President and Chief Executive Officer

Notice Address:

441 Charmany Drive

Madison, WI  53719

[Signature Page to Employment Agreement]